EXHIBIT 99.2

For Immediate Release: February 16, 2017
Jennifer Nahas
Vice President, Marketing
Griffin Capital Company, LLC
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Joseph Kuo / Matthew Griffes
Haven Tower Group
jkuo@haventower.com / mgriffes@haventower.com
424 652 6520 ext 101 or ext 103

Griffin Capital Essential Asset REIT II Announces Estimated Value Per Share of $9.37

El Segundo, Calif. (February 16, 2017) - Griffin Capital Company, LLC (“Griffin Capital”) announced today that the board of directors (the “Board”) of Griffin Capital Essential Asset REIT II, Inc. (the “REIT”) has established an estimated value per share of $9.37 for all share classes as of December 31, 2016.
Commenting on the REIT’s estimated value per share, Kevin A. Shields, Griffin Capital’s Chairman and Chief Executive Officer, stated, “We are happy to announce the initial valuation of the REIT and feel this estimated value per share represents our dedication to continue to provide value to our stockholders through the investment in business essential, single-tenant, net-leased properties. We are particularly pleased with the composition of the REIT’s portfolio, particularly related to the REIT’s build-to-suit transactions, which were priced well in advance of their respective acquisitions and ‘renovation-to-suit’ transactions, which were acquired with favorable acquisition prices. We believe the ongoing success of the REIT’s portfolio reflects not only our real estate investment expertise, but also our discipline and experience as owner-operators of commercial real estate properties who are skilled at generating value for our stockholder through the creation of ongoing income and long-term capital appreciation.”

The REIT engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent third-party valuation firm, to appraise the REIT’s portfolio and to provide the Board with a range of estimated values per share, calculated as of December 31, 2016. The Board, at the recommendation of the REIT’s nominating and corporate governance committee, comprised solely of independent directors, approved an estimated value per share of $9.37 for all share classes based on the estimated value of the REIT's assets less the estimated value of the REIT's liabilities, or net asset value, divided by the approximate number of outstanding shares, calculated as of December 31, 2016. This methodology complies with the Investment Program Association’s practice guideline regarding valuations of publicly registered non-listed REITs (“IPA guidelines”).
Consistent with the IPA guidelines, Duff & Phelps’ valuation does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate valuation process conducted for transaction purposes, nor does it reflect an enterprise value. For more information regarding the valuation and the assumptions and methodologies used, please see the REIT’s Current Report on Form 8-K filed with the SEC on February 16, 2017.
About Griffin Capital Essential Asset REIT II
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT focused on acquiring a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type and lease duration. As of January 31, 2017, Griffin Capital Essential Asset REIT II, Inc. has acquired 34 office and industrial buildings totaling approximately 7.2 million rentable square feet and asset value of approximately $1.1 billion.

About Griffin Capital Company, LLC (formerly known as Griffin Capital Corporation)
Led by senior executives with more than two decades of real estate experience collectively encompassing over $22 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 58.4 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 42 million square feet of space, located in 30 states and the United Kingdom, representing approximately $7.3 billion* in asset value, based on purchase price, as of December 31, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.